Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos 333-261421 and 333-260595 on Form S-8 of our report dated March 25, 2022, relating to the financial statements of Udemy, Inc., appearing in this Annual Report on Form 10-K/A for the year ended December 31, 2021.
/s/ Deloitte & Touche LLP

San Francisco, California
April 13, 2022